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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
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                                  FORM 8-A/A
                                   ---------
               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                           IPALCO ENTERPRISES, INC.
            (Exact name of Registrant as specified in its charter)

         INDIANA                                    35-1575582
(State of incorporation or organization)         (I.R.S. Employer
                                                Identification No.)

                              One Monument Circle
                          Indianapolis, Indiana 46204
         (Address, including zip code, of principal executive offices)


      Securities to be registered pursuant to Section 12(b) of the Act:


      Title of each class                 Name of each exchange on which
      to be so registered                 each class is to be registered
           None                                  Not Applicable



          If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A. (c), please check the following box. [.]

          If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [.]

     Securities Act registration statement file number to which this form relates: Not Applicable


           Securities to be registered pursuant to Section 12(g) of
                                   the Act:

                                     None
                               (Title of Class)

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Item 2.  Exhibits.

          Item 2 is amended by adding thereto the following:

          C. Amendment No. 1 dated as of July 15, 2000, to the Rights Agreement dated as of June 28, 1990, between IPALCO Enterprises, Inc. and First Chicago Trust Company of New York, as Rights Agent.


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                                   SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement amendment to be signed on its behalf by the undersigned, thereto duly authorized.


                                        IPALCO ENTERPRISES, INC.

                                        by /s/ Bryan G. Tabler
                                           ----------------------------
                                           Name:  Bryan G. Tabler
Date:  July 19, 2000                       Title: Vice President, Secretary
                                                  and General Counsel


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                               INDEX OF EXHIBITS



      Exhibit                                   Title

         C. Amendment No. 1 dated as of July 15, 2000, to the Rights Agreement dated as of June 28, 1990, between IPALCO Enterprises, Inc. and First Chicago Trust Company of New York, as
                               Rights Agent.


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                                                                     EXHIBIT C




                         AMENDMENT NO. 1 dated as of July 15, 2000, to the
                    Rights Agreement dated as of June 28, 1990, as amended and restated as of April 28, 1998 (the "Rights Agreement"), between IPALCO ENTERPRISES, INC. (the "Corporation") and FIRST CHICAGO TRUST COMPANY OF NEW YORK, as Rights Agent (the "Rights Agent").

          Pursuant to the terms of the Rights Agreement and in accordance with
Section 27 thereof, the following actions are hereby taken prior to executing the Share Exchange Agreement referred to below:

          Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

          (a) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, none of The AES Corporation or any Affiliate or Associate of The AES Corporation shall be deemed to be an Acquiring Person, either individually or collectively, solely by virtue of (i) the announcement of the Share Exchange (as such term is defined in the Share Exchange Agreement), (ii) the acquisition of Common Shares pursuant to the Share Exchange, (iii) the execution of the Share Exchange Agreement or (iv) the consummation of the Share Exchange or of the other transactions contemplated by the Share Exchange Agreement."

          (b) The following definition shall be added to Section 1 of the Rights Agreement:

               "(s) "Share Exchange Agreement" shall mean the Agreement and Plan of Share Exchange dated as of July 15, 2000, between The AES Corporation and the Corporation."

          (c) Section 1(h) of the Rights Agreement is amended to add the following sentence at the end thereof:

          "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the announcement of the Share Exchange, (ii) the acquisition of Common Shares pursuant to the Share Exchange, (iii) the execution of the Share Exchange Agreement or (iv) the consummation of the Share Exchange or of the other transactions contemplated by the Share Exchange Agreement."; and

          (d) The following sentence shall be added to the end of Section 11(a)(iii):


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                                                                             2


          "From and after the Effective Time, as defined in the Share Exchange Agreement, any Rights that are or were acquired or beneficially owned by The AES Corporation or any Associate or Affiliate of The AES Corporation shall become null and void."

          Section 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

          Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Indiana applicable to contracts to be made and performed entirely within such State.


          IN WITNESS WHEREOF, the Corporation and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

                                      IPALCO ENTERPRISES, INC.,


                                      by: /s/ John R. Hodowal
                                          -------------------------------
                                          Name:  John R. Hodowal
                                          Title: Chairman of the Board and
                                                 President


                                      FIRST CHICAGO TRUST COMPANY OF
                                      NEW YORK, as Rights Agent,


                                      by: /s/
                                          -------------------------------
                                          Name:
                                          Title: